UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

BRT REALTY TRUST

(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other	(Commission file No.)	(IRS Employer
jurisdiction of		I.D. No.)
incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York 11021

(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On September 30, 2014, affiliated entities of the Newark Joint Venture entered into a series of agreements and transactions pursuant to which they obtained approximately $24.6 million of, among other things, construction and permanent financing, which, together with $5.6 million of New Markets Tax Credits proceeds, is to be used primarily for the construction of one building, which we refer to as the Project, at the Teachers Village site in Newark, New Jersey. It is contemplated that this 82,547 square feet mixed-use space will consist of a (i) 48,772 square foot commercial condominium unit including 10,453 square feet of retail space and 42 residential units, which we refer to as the Commercial Condo, and (ii) 33,775 square feet residential condominium unit including 39 residential units, which we refer to as the Residential Condo. The Residential Condo is owned indirectly by the Newark Joint Venture and the Commercial Condo is owned by certain indirect members of the Newark Joint Venture other than BRT; however, the owners of the Commercial Condo have agreed to distribute to the Newark Joint Venture any net distributable proceeds (i.e., cash flow and residual capital event proceeds after any necessary funds are expended on debt service, reserves and operating expenses) they receive as owners of the Commercial Condo.

The weighted average interest rate on the mortgage debt is 6.64% and the weighted average remaining term of such debt is 9.88 years. The funds will be made available upon the satisfaction of specified benchmarks. It is anticipated that this Project will be completed by May 2016.

The Newark Joint Venture is a direct obligor with respect to $6.8 million of this debt. In addition, with respect to these transactions, the Newark Joint Venture (i) provided a limited payment guaranty of up to $3 million (representing 20% of aggregate obligations of approximately $15 million), (ii) guarantied against certain losses on a $1 million obligation, (iii) guarantied certain recourse carve-out events, (iv) guarantied completion of this Project, and (v) pledged its membership interest in the Residential Condo.

The Newark Joint Venture also indemnified, among other things, the lenders and other third parties for losses arising out of the failure to comply with the requirements of the New Markets Tax Credits program, environmental laws and the Americans with Disabilities Act and similar laws.

This financing represents the third and final phase of the three contemplated financing phases for the development of the Teachers’ Village project.

No assurance can be given that the building contemplated by the third phase of this project will be built, that if built, that such building will generate positive cash flow or be profitable or that the Teachers’ Village project will be profitable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: October 31, 2014	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President - Finance